Exhibit 99.1

CIFC Corp. Contact:	Brunswick Group Contact:
Nga Tran	April Kabahar-Emspak
(212) 624-1204	(212) 333-3810

FOR IMMEDIATE RELEASE

MONDAY, AUGUST 15, 2011

CIFC CORP. ANNOUNCES

SECOND QUARTER 2011 RESULTS

NEW YORK, August 15, 2011 — CIFC Corp. (NASDAQ: DFR) (“CIFC” or “the Company”) announced its results of operations for its second quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•                  GAAP net loss attributable to the Company was $5.0 million, or $0.26 of diluted net loss per share, for the quarter ended June 30, 2011 compared to GAAP net income attributable to the Company of $17.9 million, or $2.25 of diluted net income per share, for the quarter ended June 30, 2010. Based on several factors, including the recent merger with Commercial Industrial Finance Corp. (the “Merger”), there is a lack of comparability with the prior year quarter. See a detailed discussion of the Company’s results in Second Quarter & YTD 2011 Financial Overview below.

•                  Core earnings for the quarter ended June 30, 2011 totaled $5.6 million, or $0.27 per diluted common share, compared to $6.4 million, or $0.74 per diluted common share, for the quarter ended June 30, 2010. The reduction in core earnings primarily reflects a reduction in CIFC Operations (as defined below) net interest income of $3.5 million and an increase in expenses, including transitional costs related to the Merger. These reductions in core earnings were partially offset by an increase in CIFC Operations investment advisory fees of $4.0 million. Core earnings is a non-GAAP financial measure (see reconciliation between net loss, the most comparable GAAP financial measure, and core earnings in Reconciliation of Non-GAAP Measure - Core Earnings below).

•                  The Company is now one of the largest senior secured corporate loan asset management firms globally, with assets under management (“AUM”) from collateralized loan obligations (“CLOs”) totaling $11.2 billion as of June 30, 2011, an increase of $5.7 billion from March 31, 2011.

Second Quarter & YTD 2011 Financial Overview

Discussing the quarter, Peter Gleysteen, the Company’s Chief Executive Officer said, “The second quarter’s results show the benefits of the recent merger in both the continued improvement in our core investment advisory fee revenues and the increase in AUM. While the company has and will incur one time transaction and integration costs, management believes there will be significant opportunities to achieve cost synergies plus benefits from greater scale and improved market position. The company is now one of the largest loan managers globally and, with the legacy CIFC CLO fund family, has a market leading track record.

Importantly, we have focused the company on its core business and made the decision to exit proprietary investing activities. We are concentrating on expanding recurring fee revenues centered on

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our core competency of managing corporate credit assets. Management believes that the core attributes of attractive yield, safety and insulation from rising interest rates that characterize senior secured corporate loan based investment products will be attractive to investors for an extended period, notwithstanding current financial market instability. CIFC is well positioned for long-term growth and we are excited for its future.”

The discussion below focuses on the combined results of the Company’s Investment Management and Principal Investing segments which the Company refers to as the results of “CIFC Operations” (see “Segment Condensed Statement of Operations” table below). In analyzing the Company’s financial results, management focuses on the results of CIFC Operations. CIFC Operations excludes the results of the Consolidated Investment Products segment, which consists of 21 collateralized loan obligations (“CLOs”) (including one collateralized debt obligation) that the Company consolidates (the “CIP CLOs”) into its financial results pursuant to an accounting standard which became effective January 1, 2010.  The Company earns investment advisory fees from, and recognizes gains (losses) on its minimal direct investments in, the CIP CLOs which are included in the results of CIFC Operations and eliminated upon consolidation. Otherwise, the results of the Consolidated Investment Products segment have no economic impact on the Company’s operations.

CIFC Operations

Net revenues from CIFC Operations decreased by $4.5 million and $2.6 million for the three and six months ended June 30, 2011, respectively, compared to the same periods in 2010. The decreases are primarily the result of increases in the provision for loan losses relating to the consolidated DFR Middle Market CLO Ltd. (“DFR MM CLO”) of $4.9 million and $3.4 million, respectively, and decreases in net interest income of $3.5 million during both periods, partially offset by increases in investment advisory fees of $4.0 million and $4.3 million, respectively.

The increases in investment advisory fee revenue from CIFC Operations during the three and six months ended June 30, 2011, as compared to the prior year periods, is primarily due to the Merger with Commercial Industrial Finance Corp. and inclusion of the investment advisory fees from its successor entity, CIFC Asset Management LLC (“CIFCAM”), and the investment advisory fees from CIFCAM’s wholly-owned subsidiary, CypressTree Investment Management, LLC (“CypressTree”) for the period following the Merger and an increase in investment advisory fees for Columbus Nova Credit Investments Management, LLC (“CNCIM”) as the prior year comparable periods included only fees subsequent to the acquisition of CNCIM on June 9, 2010. The decline in CIFC Operations’ net interest income is primarily due to reductions in interest earned on the DFR MM CLO loan portfolio as a result of decreases in the size of the portfolio and reductions in net interest income on the residential mortgage-backed securities (“RMBS”) portfolio as the portfolio was liquidated during the three months ended June 30, 2011.  The decreases in interest income were offset by decreases in interest expense resulting from both lower outstanding long-term debt balances and more favorable interest rates on the Company’s long-term debt during the three and six months ended June 30, 2011, compared to the same periods in 2010.

Total expenses of CIFC Operations increased by $7.2 million and $3.2 million for the three and six months ended June 30, 2011, respectively, compared to the same periods in 2010. These increases were primarily driven by $3.3 million in restructuring charges incurred following the Merger, $1.1 million of impairment charges related to the “Deerfield Capital Management” trade name during the three months ended June 30, 2011 and increases in compensation and benefits expenses of $2.1 million

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and $3.0 million for the three and six months ended June 30, 2011, respectively, as compared to the same periods in 2010. In addition, the three and six months ended June 30, 2011 include $3.0 million of intangible asset amortization related to intangible assets acquired in the Merger.  These increases were offset by decreases in depreciation of equipment and improvements, primarily due to $1.4 million and $5.5 million of accelerated depreciation and amortization expense recorded during the three and six months ended June 30, 2010, respectively, related to certain leasehold improvements and equipment the Company abandoned in connection with its relocation to a new office space on April 30, 2010.

Net other income (expense) and gain (loss) of CIFC Operations decreased by $14.6 million and $17.7 million, respectively, for the three and six months ended June 30, 2011, compared to the same periods in 2010.  This decrease is primarily due to a $17.4 million gain related to the June 9, 2010 discharge of the Company’s senior notes.

CIFC Operations recognized income tax benefits of $3.6 million and $1.1 million for the three and six months ended June 30, 2011, respectively. For the period from January 1, 2008 through December 31, 2010, the Company did not pay significant corporate income taxes as a result of the availability of net operating losses (“NOLs”) and net capital losses (“NCLs”) incurred primarily in 2008.  Consequently, there was no provision for federal or state income taxes for CIFC Operations for the three or six months ended June 30, 2010.  The unusual relationship of income tax benefit to income (loss) before income tax expense (benefit) for the six months ended June 30, 2011, is primarily attributable to a reduction of deferred tax assets related to a valuation allowance on NOL carryforwards for the state of Illinois which was more than offset by the remeasurement of net deferred tax assets as a result of a higher effective state income tax rate given the Company’s presence in New York due to the Merger.

Merger with Commercial Industrial Finance Corp.

On April 13, 2011 (the “Closing Date”), the Company completed the previously announced Merger and now operates under the name “CIFC Corp.” The Merger made the Company one of the largest senior secured corporate loan (“SSCL”) management firms globally.  The Company’s legacy CIFC CLO fund family has market-leading performance in the U.S. managed CLO segment. On June 30, 2011 as compared to March 31, 2011, CLO AUM doubled from $5.4 billion to $11.2 billion.

The Merger has also provided significant opportunities to achieve cost synergies as well as benefits from greater scale and a better market position. While merger synergies are difficult to demonstrate in the early stages, efforts commenced immediately upon the completion of the Merger to evaluate and implement an efficient cost structure, and management continues to implement the careful transition of essential activities including the centralizing of most operating activities in the Company’s New York office. During this transition period, which will likely extend to the second quarter of 2012, the Company expects to incur significant expenses as duplicative investment management, operations, finance and other key functions are transitioned. In addition, certain restructuring charges, primarily in connection with the Merger, have and will be incurred, including with respect to redundant office lease obligations.

Following the Merger, the Company has focused on its core business as a corporate credit asset manager and made the decision to exit proprietary trading and investing activities, which constituted the Principal Investing segment. Accordingly, the Company liquidated its RMBS portfolio during the quarter. Management is evaluating the remaining investments, including the DFR MM CLO, for

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potential disposition. The Company has begun accumulating SSCL exposures within a total return swap warehouse and expects to launch new SSCL based products in the future.

About the Company

The Company, based in New York, is one of the largest senior secured corporate loan asset management firms globally. The firm currently serves over 250 institutional investors in North America, Europe, Asia and Australia, and manages approximately $14.7 billion of client assets as of June 30, 2011, including $11.2 billion across 30 CLOs. The firm’s legacy CIFC CLO fund family has market-leading performance in the U.S. managed CLO segment. For more information, please visit our website at www.cifc.com.

* * Notes and Tables to Follow * *

NOTES TO PRESS RELEASE

Certain statements in this press release are forward-looking statements, as permitted by the Private Securities Litigation Reform Act of 1995. These include statements regarding future results or expectations. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made, various operating assumptions and predictions as to future facts and conditions, which may be difficult to accurately make and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements. The Company’s actual results may differ materially from the forward-looking statements contained in this press release as a result of the following factors, among others:  reductions in the Company’s assets under management and related investment management and incentive fee revenue; the ability to attract and retain qualified personnel; competitive conditions impacting the Company and its assets under management; the Company’s ability to complete future CLO transactions, including the Company’s ability to effectively finance such transactions through warehouse facilities and the Company’s ability to assume or otherwise acquire additional CLO management contracts on favorable terms, or at all; the Company’s ability to accumulate sufficient qualified loans in its warehouse facilities and the Company’s exposure to market price risk and credit risk of the loan assets held in such warehouse facilities; the current economic environment in the United States; disruptions to the credit and financial markets in the United States and globally; the impact of the downgrade of the United States credit rating; and contractions or limited growth as a result of uncertainty in the United States economy; the ability to maintain the Company’s exemption from registration as an investment company pursuant to the Investment Company Act of 1940; the ability of Bounty Investments, LLC and CIFC Parent Holdings, LLC to exercise substantial control over the Company’s business; the outcome of legal or regulatory proceedings to which the Company is or may become a party; the ability to make investments in new investment products, realize fee-based income under the Company’s investment management agreements, grow fee-based income and deliver strong investment performance; the Company’s failure to realize the expected benefits of the Merger; and other risks described from time to time in the Company’s filings with the SEC.

The forward-looking statements contained in this press release are made as of the date hereof, and the Company does not undertake any obligation to update any forward-looking statement to reflect

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subsequent events, new information or circumstances arising after the date hereof. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referenced above. In addition, it is the Company’s policy generally not to make any specific projections as to future earnings, and it does not endorse any projections regarding future performance that may be made by third parties.

CIFC CORP. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(In thousands, except share and per share amounts)
Revenues
Interest income	$82,101	$37,183	$133,496	$68,685
Interest expense	17,776	8,272	28,378	15,966
Net interest income	64,325	28,911	105,118	52,719
Provision for loan losses	5,231	291	7,864	4,477
Net interest income after provision for loan losses	59,094	28,620	97,254	48,242
Investment advisory fees	2,985	3,782	5,013	6,678
Total net revenues	62,079	32,402	102,267	54,920

Expenses
Compensation and benefits	5,141	3,077	8,963	5,918
Professional services	2,170	2,096	3,572	2,920
Insurance expense	541	752	889	1,444
Other general and administrative expenses	2,208	1,693	3,404	3,604
Depreciation and amortization	4,814	3,025	6,665	8,763
Occupancy	348	386	597	876
Impairment of intangible assets	1,104	—	1,104	168
Restructuring charges	3,321	—	3,321	—
Total expenses	19,647	11,029	28,515	23,693

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	(144,680)	(37,352)	(188,052)	(55,654)
Strategic transactions expenses	80	(2,558)	(1,388)	(4,022)
Net gain on the discharge of the Senior Notes	—	17,418	—	17,418
Other, net	(92)	(920)	2	126
Net other income (expense) and gain (loss)	(144,692)	(23,412)	(189,438)	(42,132)
Loss before income tax expense (benefit)	(102,260)	(2,039)	(115,686)	(10,905)
Income tax expense (benefit)	(3,616)	2	(1,137)	2

Net loss	(98,644)	(2,041)	(114,549)	(10,907)
Net loss attributable to noncontrolling interest and Consolidated Investment Products	93,639	19,898	110,386	28,627
Net income (loss) attributable to CIFC Corp.	$(5,005)	$17,857	$(4,163)	$17,720

Earnings (loss) per share -
Basic	$(0.26)	$2.26	$(0.27)	$2.42
Diluted	$(0.26)	$2.25	$(0.27)	$2.41

Weighted-average number of shares outstanding -
Basic	19,217,538	7,883,912	15,316,252	7,326,601
Diluted	19,217,538	7,944,180	15,316,252	7,360,420

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CIFC CORP. AND ITS SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE - CORE EARNINGS

The Company believes that core earnings, a non-GAAP financial measure, is a useful metric for evaluating and analyzing its performance. The calculation of core earnings, which the Company uses to compare financial results from period to period, eliminates the impact of certain non-cash items, non-recurring items, special charges, essentially all components of net other income (expense) and gain (loss) and the provision (benefit) for income tax from net income (loss), the most comparable GAAP financial measure. The Company believes core earnings and core earnings per share are useful metrics for investors because they align net interest income and investment advisory fee revenues with direct expenses incurred to generate those revenues. Core earnings provided herein may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure and may therefore be defined differently by other companies. Core earnings include the earnings from the Company’s subsidiary, DFR MM CLO, but is not necessarily indicative of cash flows received from DFR MM CLO.

The table below provides reconciliation between net loss and core earnings:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(In thousands, except share and per share amounts)		(In thousands, except share and per share amounts)
Net loss	$(98,644)	$(2,041)	$(114,549)	$(10,907)
Adjusting items:
Provision for loan losses	5,231	291	7,864	4,477
Depreciation and amortization	4,814	3,025	6,665	8,763
Impairment of intangible assets	1,104	—	1,104	168
Restructuring charges	3,321	—	3,321	—
Net other income (expense) and gain (loss) (1)	144,833	23,857	190,186	42,132
Income tax expense (benefit)	(3,616)	2	(1,137)	2
Noncontrolling interest and Consolidated Investment Products core earnings (2)	(51,449)	(18,729)	(82,347)	(34,304)
Warrant expense (3)	—	—	—	529
Core earnings	$5,594	$6,405	$11,107	$10,860

Core earnings per share - diluted	$0.27	$0.74	$0.65	$1.41
Weighted-average number of shares outstanding - diluted (4)	23,436,307	8,943,181	19,531,686	7,862,680

(1)                                  Core earnings for the three and six months ended June 30, 2011, includes gains (losses) on certain short-term trading strategies related to corporate debt, but excludes all other components of net other income (expense) and gain (loss), such as gains (losses) related to all other investing strategies. The core earnings adjustment for net other income (expense) and gain (loss) for the three months ended June 30, 2010 includes $0.4 million in strategic transactions expenses related to the three months ended March 31, 2010, which should have been included as an adjustment to core earnings in that period.  Additionally, core earnings for the six months ended June 30, 2010 exclude $0.4 million of loss on investments at fair value that should have been an adjustment to core earnings in that period.

(2)                                  Noncontrolling interest and Consolidated Investment Products core earnings is comprised of the portion of net interest income and expenses of the CIP CLOs that are consolidated but are attributable to third party investors in the CIP CLOs. For the three and six months ended June 30, 2010, noncontrolling interest and Consolidated Investment Products core earnings also includes the portion of net interest income and expenses of Deerfield Pegasus Loan Capital LP (“DPLC”) that are attributable to third party investors in DPLC, calculated using each investor’s ownership percentage in DPLC during the measurement period.

(3)                                  Warrant expense is a non-recurring expense.

(4)                                  For the three and six months ended June 30, 2011 and 2010, the fully-diluted share number used in the computation of diluted core earnings per share includes the dilutive impact of the Company’s outstanding warrants and convertible notes. In addition, interest expense on the Company’s convertible notes of $0.8 million and $1.6 million was added back to core earnings for the three and six months ended June 30, 2011, respectively, and $0.2 million for the three and six months ended June 30, 2010 to calculate diluted core earnings per share under the if-converted method. For the three and six months ended June 30, 2011, the outstanding stock options were excluded from the calculation of diluted core earnings per share because their effect was anti-dilutive.

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CIFC CORP. AND ITS SUBSIDIARIES

SEGMENT CONDENSED STATEMENTS OF OPERATIONS

The Company consolidates the 21 CIP CLOs into its financial results in the Consolidated Investment Products segment. The assets of the CIP CLOs are held solely as collateral to satisfy the obligations of the CIP CLOs. The Company has no right to the benefits from, nor does the Company bear the risks associated with, the assets held by the CIP CLOs, beyond the Company’s minimal direct investments and beneficial interests in, and management fees generated from, the CIP CLOs. If the Company were to liquidate, the assets of the CIP CLOs would not be available to the general creditors of the Company, and as a result, the Company does not consider them to be the Company’s assets. Additionally, the investors in the CIP CLOs have no recourse to the general credit of the Company for the debt issued by the CIP CLOs. Therefore the Company does not consider this debt to be an obligation of the Company. DFR MM CLO is not included in the Consolidated Investment Products segment, but instead is included in the Principal Investing segment because the Company owns all of its subordinated notes.

When reviewing and analyzing the financial results, management excludes the impact of the Consolidated Investment Products segment as this segment does not have any economic impact on the Company’s operations. The following table presents the consolidation of the Investment Management and Principal Investing segments into CIFC Operations and the Consolidated Investment Products segment into the condensed consolidated statements of operations.

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CIFC CORP. AND ITS SUBSIDIARIES

SEGMENT CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30, 2011
	CIFC Operations			Consolidated
	Investment	Principal	Total	Investment
	Management	Investing	CIFC	Products		Consolidated
	Segment (1)	Segment (1) (2)	Operations	Segment	Eliminations	CIFC Corp.
	(In thousands)
Revenues
Interest income	$6	$5,075	$5,081	$77,115	$(95)	$82,101
Interest expense	132	2,084	2,216	15,599	(39)	17,776
Net interest income (expense)	(126)	2,991	2,865	61,516	(56)	64,325
Provision for loan losses	—	5,231	5,231	—	—	5,231
Net interest income (expense) after provision for loan losses	(126)	(2,240)	(2,366)	61,516	(56)	59,094
Investment advisory fees	11,030	—	11,030	—	(8,045)	2,985
Total net revenues	10,904	(2,240)	8,664	61,516	(8,101)	62,079

Total expenses	16,408	1,273	17,681	10,011	(8,045)	19,647
Net other income (expense) and gain (loss)	(2,263)	2,659	396	(145,144)	56	(144,692)
Income (loss) before income tax expense (benefit)	(7,767)	(854)	(8,621)	(93,639)	—	(102,260)
Income tax expense (benefit)	(7,873)	4,257	(3,616)	—	—	(3,616)

Net income (loss)	106	(5,111)	(5,005)	(93,639)	—	(98,644)
Net loss attributable to Consolidated Investment Products	—	—	—	93,639	—	93,639
Net income (loss) attributable to CIFC Corp.	$106	$(5,111)	$(5,005)	$—	$—	$(5,005)

	Three months ended June 30, 2010
	CIFC Operations			Consolidated
	Investment	Principal	Total	Investment
	Management	Investing	CIFC	Products		Consolidated
	Segment (1)	Segment (1) (2)	Operations	Segment	Eliminations	CIFC Corp.
	(In thousands)
Revenues
Interest income	$208	$8,817	$9,025	$28,423	$(265)	$37,183
Interest expense	1,025	1,595	2,620	5,917	(265)	8,272
Net interest income (expense)	(817)	7,222	6,405	22,506	—	28,911
Provision for loan losses	—	291	291	—	—	291
Net interest income (expense) after provision for loan losses	(817)	6,931	6,114	22,506	—	28,620
Investment advisory fees	7,045	—	7,045	—	(3,263)	3,782
Total net revenues	6,228	6,931	13,159	22,506	(3,263)	32,402

Total expenses	7,259	3,197	10,456	3,836	(3,263)	11,029
Net other income (expense) and gain (loss)	15,657	(659)	14,998	(38,410)	—	(23,412)
Income (loss) before income tax expense	14,626	3,075	17,701	(19,740)	—	(2,039)
Income tax expense	2	—	2	—	—	2

Net income (loss)	14,624	3,075	17,699	(19,740)	—	(2,041)
Net loss attributable to Consolidated Investment Products	—	158	158	19,740	—	19,898
Net income (loss) attributable to CIFC Corp.	$14,624	$3,233	$17,857	$—	$—	$17,857

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CIFC CORP. AND ITS SUBSIDIARIES

SEGMENT CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six months ended June 30, 2011
	CIFC Operations			Consolidated
	Investment	Principal	Total	Investment
	Management	Investing	CIFC	Products		Consolidated
	Segment (1)	Segment (1) (2)	Operations	Segment	Eliminations	CIFC Corp.
	(In thousands)
Revenues
Interest income	$7	$11,639	$11,646	$122,034	$(184)	$133,496
Interest expense	217	4,275	4,492	23,959	(73)	28,378
Net interest income (expense)	(210)	7,364	7,154	98,075	(111)	105,118
Provision for loan losses	—	7,864	7,864	—	—	7,864
Net interest income (expense) after provision for loan losses	(210)	(500)	(710)	98,075	(111)	97,254
Investment advisory fees	17,851	—	17,851	—	(12,838)	5,013
Total net revenues	17,641	(500)	17,141	98,075	(12,949)	102,267

Total expenses	23,120	2,616	25,736	15,617	(12,838)	28,515
Net other income (expense) and gain (loss)	(1,917)	5,212	3,295	(192,844)	111	(189,438)
Income (loss) before income tax expense (benefit)	(7,396)	2,096	(5,300)	(110,386)	—	(115,686)
Income tax expense (benefit)	(7,368)	6,231	(1,137)	—	—	(1,137)

Net income (loss)	(28)	(4,135)	(4,163)	(110,386)	—	(114,549)
Net loss attributable to Consolidated Investment Products	—	—	—	110,386	—	110,386
Net income (loss) attributable to CIFC Corp.	$(28)	$(4,135)	$(4,163)	$—	$—	$(4,163)

	Six months ended June 30, 2010
	CIFC Operations			Consolidated
	Investment	Principal	Total	Investment
	Management	Investing	CIFC	Products		Consolidated
	Segment (1)	Segment (1) (2)	Operations	Segment	Eliminations	CIFC Corp.
	(In thousands)
Revenues
Interest income	$214	$16,086	$16,300	$52,709	$(324)	$68,685
Interest expense	2,238	3,380	5,618	10,672	(324)	15,966
Net interest income (expense)	(2,024)	12,706	10,682	42,037	—	52,719
Provision for loan losses	—	4,477	4,477	—	—	4,477
Net interest income (expense) after provision for loan losses	(2,024)	8,229	6,205	42,037	—	48,242
Investment advisory fees	13,547	—	13,547	—	(6,869)	6,678
Total net revenues	11,523	8,229	19,752	42,037	(6,869)	54,920

Total expenses	17,119	5,380	22,499	8,063	(6,869)	23,693
Net other income (expense) and gain (loss)	16,774	4,218	20,992	(63,124)	—	(42,132)
Income (loss) before income tax expense	11,178	7,067	18,245	(29,150)	—	(10,905)
Income tax expense	2	—	2	—	—	2

Net income (loss)	11,176	7,067	18,243	(29,150)	—	(10,907)
Net loss attributable to Consolidated Investment Products	—	(523)	(523)	29,150	—	28,627
Net income (loss) attributable to CIFC Corp.	$11,176	$6,544	$17,720	$—	$—	$17,720

(1)           Excludes intercompany investment advisory fee revenues of the Investment Management segment and corresponding intercompany management fee expense of the Principal Investing segment related to the management agreement between the two segments of $0.5 million and $1.1 million for the three and six months ended June 30, 2011, respectively and $0.6 million and $1.3 million for the three and six months ended June 30, 2010, respectively.

(2)           The Principal Investing segment results of operations include the financial results of DFR MM CLO for the three and six months ended June 30, 2011 and the financial results of both DFR MM CLO and DPLC for the three and six months ended June 30, 2010.

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CIFC CORP. AND ITS SUBSIDIARIES

AUM AND INVESTMENT PORTFOLIO

The following table summarizes AUM for each core product category:

	June 30, 2011		March 31, 2011
	Number of		Number of
	Accounts	AUM (1)	Accounts	AUM (1)
		(In thousands)		(In thousands)

CLOs (2)	30	$11,160,925	16	$5,420,409
ABS CDOs	10	3,134,057	10	3,240,200
Corporate Bond CDOs	4	395,745	4	441,389
Total AUM	44	$14,690,727	30	$9,101,998

(1)    AUM numbers generally reflect the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CLOs and collateralized debt obligations (“CDOs”) and are as of the date of the last trustee report received for each CLO or CDO prior to the respective AUM date. The AUM for the Euro-denominated CLO and CDO have been converted into U.S. dollars using the spot rate of exchange as of the respective AUM date.

(2)    During July 2011, CypressTree was removed as investment manager for Hewett’s Island CLO I-R, Ltd. with June 30, 2011 AUM of $236.1 million.

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